Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-67696, 333-43236 and 333-108004 on Form S-4 and Registration Statement Nos. 333-71764, 333-67698, 333-99001, 333-98979, 333-108285, 333-108286 and 333-113202 on Form S-8 of Science Applications International Corporation of our report dated June 10, 2004, appearing in this Annual Report on Form 11-K of Science Applications International Corporation 401(k) Profit Sharing Plan (formerly Science Applications International Corporation Cash or Deferred Arrangement) for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
June 23, 2004